Exhibit 10.1

Summary of Compensatory Plans and Arrangements Adopted February 8, 2006

On February 8, 2006, the Compensation Committee of the Board of Directors of Juniper Networks, Inc. (the “Company”) met and (i) adopted the Company’s 2006 Bonus Incentive Plan for Executive Officers (the “Plan”); (ii) approved a restricted stock unit program for Executive Officers; and (iii) approved certain bonus payments to 2005 executive officers under the 2005 executive officer bonus plan.

(i) 2006 Executive Officer Bonus Plan. The participants in the Plan are divided into two categories as follows:

Corporate Participants	Title

Scott Kriens	Chairman and CEO

Robert R.B. Dykes	Chief Financial Officer and Executive Vice President, Business Operations

Edward Minshull	Executive Vice President, Field Operations

Pradeep Sindhu	Vice Chairman and Chief Technology Officer

Business Team Participants	Title

Kim Perdikou	Vice President and Acting General Manager, Infrastructure Products Group

Robert Sturgeon	Executive Vice President and General Manager, Security Products Group

The payment of bonuses under the Plan for corporate participants is based on performance against six month Company revenue and non-GAAP operating income targets. The payment of bonuses under the Plan for business team participants is based on performance against six month Company revenue targets and business team revenue and contribution margin targets. Corporate participant bonuses are based 100% on overall Company performance. Business team participant bonuses are based 50% on overall Company performance and 50% on the performance of their respective business team. Payments under the plan are calculated and paid after each six month measurement period.

The target bonus of Mr. Kriens is 150% of base salary. The target bonus for each other participant is 100% of base salary.

For each of the participants, a specified minimum achievement against all target metrics is required for any payment of bonuses. Overachievement of the target metrics can result in payment of bonuses in excess of the target bonus (up to a maximum of 200% of target bonus).

The final bonus for each participant, calculated as described above, is subject to adjustment based upon the company’s revenue performance compared to industry peers and individually set performance goals.

(ii) Restricted Stock Unit Program. The Compensation Committee approved a restricted stock performance program pursuant to which Executive Officers will be awarded a number of restricted stock units based on the achievement of earnings per share objectives for 2006. Depending on the performance against the objectives, participants could be granted restricted stock units for as much as 150% of the target number of restricted stock units or as few as 25% of the target number of restricted stock units. Once the restricted stock units are granted they will vest over a multiple year period following the grant date. The target number of restricted stock units for the executive officers is as follows: 100,000 for Mr. Kriens; 50,000 for Mr. Minshull; 33,000 for each of Mr. Dykes, Mr. Sindhu and Mr. Sturgeon; and 25,000 for Ms. Perdikou.

iii) 2005 Bonus Payments. The Compensation Committee also authorized payments to 2005 executive officers under the Company’s 2005 executive officer bonus plan as follows:

Executive Officer	Title	Total 2005 Bonus Payment
Scott Kriens	Chairman and CEO	$733,875
Robert R.B. Dykes	Chief Financial Officer and	$420,000
	Executive Vice President
	Business Operations
James A. Dolce	Executive Vice President,	$312,000
	Field Operations
Pradeep Sindhu	Vice Chairman and Chief	$222,750
	Technical Officer
Robert Sturgeon	Executive Vice President	$94,417
	and General Manager,
	Security Products Group